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                                                                    EXHIBIT 3

                              CERTIFICATE OF AMENDMENT

                                         OF

                            CERTIFICATE OF INCORPORATION

                                         OF

                           ALLIANCE PHARMACEUTICAL CORP.



                 Under Section 805 of the Business Corporation Law

     We, the undersigned, Theodore D. Roth and Lloyd A. Rowland, being respectively the President and the Secretary of Alliance Pharmaceutical Corp., hereby certify:

     1. The name of the corporation is Alliance Pharmaceutical Corp. (hereinafter called the "Company"). The name under which the Company was formed is Otisville Biologics, Inc.

     2. The Certificate of Incorporation was filed in the office of the Secretary of State on the 23rd day of February, 1983 (the "Certificate of Incorporation").

     3. The Certificate of Incorporation of the Company was first restated and the Restated Certificate was filed on November 10, 1993 (the "Restated Certificate of Incorporation").

     4. The Restated Certificate of Incorporation of the Company, as amended heretofore, is further amended to increase the amount of the authorized shares of common stock, $0.01 par value, of the Company from 50,000,000 shares to 75,000,000 shares.

     5. To effect the foregoing, the first two sentences of Article 4 of the Restated Certificate of Incorporation are hereby amended to read as follows:

          "4. The total number of shares of stock which the Corporation is authorized to issue is 80,000,000 of which 75,000,000 shares shall be designated Common Stock, $.01 par value per share, and 5,000,000 shares shall be designated Preferred Stock, $.01 par value per share. The relative rights, preferences and limitations of the shares of each class are as follows:"

     6. The manner in which the foregoing amendment of the Restated Certificate of Incorporation was authorized is as follows: The Board of Directors of the Corporation adopted the amendment by a majority vote of the Board of Directors and the holders of a majority of the outstanding shares entitled to vote adopted the amendment at the annual meeting of shareholders on November 11, 1998.


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     IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.


Date:  January 15, 1999


                              /s/ Theodore D. Roth
                              --------------------
                              Name:  Theodore D. Roth
                              Title: President and Chief Operating Officer

                              /s/ Lloyd A. Rowland
                              --------------------
                              Name:  Lloyd A. Rowland
                              Title: General Counsel and Secretary